Exhibit 12

THE AES CORPORATION AND SUBSIDIARIES


STATEMENT RE:  CALCULATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, unaudited)

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
                                                                           Year Ended December 31,
                                                           ---------------------------------------------------------
                                                               1993       1994        1995        1996          1997
                                                               ----       ----        ----        ----          ----
COMPUTATION OF EARNINGS:
Income from continuing operations
   before income taxes                                      $   89      $ 142      $  164      $   185     $     244
Adjustment for undistributed equity
   earnings, net of distributions                              (11)        (6)          3          (20)          (57)
Interest expense                                               125        122         122          138           228
Depreciation of previously capitalized interest                  4          4           4            4             4
Net amortization of issuance costs                               3          4           5            6            16
                                                            --------    -------    ---------   --------   -----------
Earnings                                                    $  210      $ 266      $  298     $    313    $      435
                                                            ========    =======    =========   ========   ===========

COMPUTATION OF FIXED CHARGES:
Interest expensed and capitalized amounts
   (including construction related fixed charges)           $  127      $ 124      $  132      $   165    $      295
Net amortization of issuance costs (including
   capitalized amounts)                                          3          4           5            6            16
                                                            --------    -------    ---------   --------   -----------
Fixed charges                                               $  130      $ 128      $  137      $   171    $      311
                                                            ========    =======    ========    ========    ==========
Ratio of earnings to fixed charges                            1.62 x     2.08 x      2.18 x       1.83 x        1.40 x

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